Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Donna M. Coughey, CEO
Joseph T. Crowley, CFO
Telephone: 610-995-1700

WILLOW GROVE BANCORP, INC. REVISES FOURTH QUARTER 2006
PROVISION FOR LOAN LOSSES AND RESULTS

Wayne, Pennsylvania — (September 13, 2006) Willow Grove Bancorp, Inc. (the “Company”) (Nasdaq/Global Select Market: WGBC), the holding company for Willow Grove Bank (the “Bank”), announced today that it is revising its fourth quarter 2006 results to reflect a higher provision for loan losses.

On August 14, 2006, the Company reported net income of $3.8 million, or $0.26 per diluted share for the quarter ended June 30, 2006. The results included a provision for loan losses of $195,000. Subsequently, based on additional information regarding one borrower, the provision for loan losses was increased to $2.5 million. As a result of the addition to the provision for loan losses, net income for the quarter ended June 30, 2006 was reduced to $2.3 million or $0.16 per diluted share.

The increase in the fourth quarter provision is due to two commercial loans to a single borrower, which became delinquent subsequent to June 30, 2006. The loans were originally classified as substandard at June 30, 2006. Upon additional investigation subsequent to June 30, 2006, management became aware that the borrower’s revenue shortfall; while initially expected to be short-term, is long-term in nature and the value of the collateral securing the loans was significantly below the outstanding balance of the loans.

The level of the provision for loan losses made in connection with the loans reflects the amount necessary to maintain the Company’s allowance for loan losses at a level deemed adequate, based upon management’s current analysis of losses inherent within the loan portfolio at June 30, 2006.

Donna M. Coughey, President and CEO of the Company said: “Today’s actions to bolster our loan loss reserves and revise our fourth quarter results stems from operational issues specific to a single borrower.  We will aggressively pursue all avenues for repayment of the debt to minimize the financial impact to the Company. Overall, we believe we are taking a conservative approach to our commercial lending activities by aggressively reserving for credit issues we have identified.”

Willow Grove Bank continues to meet all applicable regulatory capital requirements including those included in the OTS letter approving the merger with Chester Valley Bancorp.  The additional provision for loan losses will be included in the financial statements at and for the year ended June 30, 2006 to be included in the Company’s Annual Report on Form 10-K report, which management expects to file sometime during the week of September 18, 2006.

About Willow Grove Bank:

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. Willow Grove Bank was founded in 1909 and operates 28 branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, Maple Glen, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale, Wayne and West Chester, Pennsylvania.

Additional information is available at: www.willowgrovebank.com.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Grove Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations, the Company’s provisions for loan losses, the intended filing date of the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Grove Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Willow Grove Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Unaudited)

	June 30,	June 30,
	2006	2005
Assets
Cash in banks	$32,930	$6,189
Interest-bearing deposits	4,289	14,420
Total cash and cash equivalents	37,219	20,609
Investment securities — trading	902	53
Federal Home Loan Bank Stock	16,856	14,256
Investment securities available for sale	196,925	148,517
Investment securities held to maturity	105,561	164,451
Loans held for sale	2,635	1,795
Loans receivable	1,081,789	590,923
Deferred fees and other discounts	(1,170)	(623)
Allowance for loan losses	(16,737)	(6,113)
Loans receivable, net	1,063,882	584,187
Accrued interest receivable	6,647	4,094
Property and equipment, net	10,064	5,659
Bank owned life insurance	11,483	5,447
Real estate owned	51	439
Core deposit intangible, net	12,975	33
Goodwill	93,702	848
Other assets	17,825	8,867
Total Assets	$1,576,727	$959,255

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$985,238	$602,678
Securities sold under agreements to repurchase	53,152	—
Advance payments by borrowers for taxes and insurance	4,776	2,850
Federal Home Loan Bank advances	282,717	237,400
Trust preferred securities	36,149	—
Accrued interest payable	2,205	1,064
Other liabilities	9,425	8,220
Total Liabilities	1,373,662	852,212

Total Stockholders’ Equity	203,065	107,043
Total Liabilities and Stockholders’ Equity	$1,576,727	$959,255

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except for Per Share Amounts, Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
INTEREST INCOME:
Loans	$18,271	$9,183	$65,472	$34,536
Investments securities and interest-bearing deposits	4,290	3,738	16,058	15,143
Total interest income	22,561	12,921	81,530	49,679
INTEREST EXPENSE:
Deposits	5,133	2,725	17,648	9,931
Securities sold under agreements to repurchase	530	—	1,056	—
Borrowings	3,663	2,396	13,534	8,818
Total interest expense	9,326	5,121	32,238	18,749
NET INTEREST INCOME	13,235	7,800	49,292	30,930
Provision for loan losses	2,485	197	3,205	1,232
Net interest income after provision for loan losses	10,750	7,603	46,087	29,698
OTHER INCOME:
Investment services income, net	899	—	2,634	—
Service charges and fees	1,747	674	5,000	2,418
Gain (loss) on sale of:
Loans	39	116	374	597
Available for sale securities	38	61	(919)	73
Other	157	48	558	389
Total other income	2,880	899	7,647	3,477
OPERATING EXPENSES:
Salaries and employee benefits	5,097	3,189	20,106	13,062
Occupancy & equipment	1,977	680	6,011	2,646
Data processing	239	242	1,220	960
Advertising	472	316	1,504	978
Deposit insurance premiums	32	22	124	85
Amortization of intangible assets	576	15	1,928	57
Professional fees	599	783	2,587	1,441
Other	1,298	801	3,922	4,168
Total operating expenses	10,290	6,048	37,402	23,397
Income before income taxes	3,340	2,454	16,332	9,778
Income tax expense	991	745	5,256	3,052
NET INCOME	$2,349	$1,709	$11,076	$6,726
EARNINGS PER SHARE
Basic	$0.17	$0.19	$0.83	$0.74
Diluted	$0.16	$0.18	$0.81	$0.71
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,219,096	8,994,737	13,271,077	8,945,778
Diluted	14,584,247	9,494,444	13,611,051	9,379,991